Exhibit 10.2

EXECUTIVE CHAIRMAN AGREEMENT

This Executive Chairman Agreement (“Agreement”) is made and entered into on November 30, 2018, for services commencing as of December 1, 2018 (“Commencement Date”), by and between Schmitt Industries, Inc., an Oregon corporation (“Company”), and Michael R. Zapata, an individual (“Chairman”).

1. Term. The initial term of this Agreement shall begin on the Commencement Date and continue for a period of one year (“Initial Term”). At the conclusion of the Initial Term, and each successive term thereafter, the Agreement shall be automatically renewed for an additional one-year term, unless either party gives written notice of its intention to terminate the Agreement at least six months prior to the automatic renewal date (collectively, the “Term”).

2. Services.

(a) Executive Chairman, President of Schmitt Industries. During the Term the Chairman shall serve as Executive Chairman of the Board of Directors (“Board”) of Company, and as President of the Company. Chairman shall, to the extent appointed or elected and subject to the terms of this Agreement, continue to serve as Executive Chairman of the Board throughout the Term.

(b) Position and Duties. Chairman shall have the general powers, duties and responsibilities usually vested in the office of the Executive Chairman and President of the Company, as such powers, duties, and responsibilities are defined in the Company’s Bylaws (the “Bylaws”) and such other additional powers as may be prescribed from time to time by the Board.

(c) Other Services. Company acknowledges and approves Chairman’s current responsibilities as Chief Executive Officer (CEO) of Sententia Capital Management, LLC (“Sententia”). In addition, Company acknowledges that Chairman may do charity work and conduct personal business, as long as such activities do not materially interfere with the performance of Chairman’s duties hereunder.

3. Compensation. During the term of this Agreement, Company shall pay the amounts and provide the benefits described in this section, and Chairman agrees to accept such amounts and benefits in full payment for Chairman’s services under this Agreement.

(a) Retainer Fee. The Chairman’s retainer fee shall be Ninety Thousand Dollars ($90,000.00) (the “Fee”). The Company shall pay the Fee in a one-time payment on or before December 15, 2018. Chairman agrees to repay Company the full amount if Chairman voluntarily terminates employment within twelve months of the Commencement Date.

(b) Equity Incentive Compensation. For services rendered, within five (5) business days after the Commencement Date, the Company shall issue to Chairman a total of 48,000 restricted stock units (“RSU’s”) for shares of the Company’s common stock, no par value (the “Common Stock”), in accordance with the Company’s 2014 Equity Incentive Plan (the “Plan”) and pursuant to a customary agreement, relative thereto, which RSU’s shall vest in accordance with the schedule set forth below. In the event of any stock split, combination or similar event, the number of RSU’s and shares of Common Stock referred to above and the Target Price (as defined below) shall be adjusted proportionately so that the number of RSU’s and shares of Common Stock and Target Price would be of equivalent value. Such RSU’s shall vest as follows:

Number of RSU’s Vested	Target Price
6,000	$2.70
6,000	$2.90
6,000	$3.10
6,000	$3.30
6,000	$3.50
6,000	$3.70
6,000	$3.90
6,000	$4.10

The RSU’s shown on each row of the table above shall vest on the first date before the fourth anniversary of the date hereof, if any, that the average closing price of the Common Stock as reported on the Nasdaq Capital Market for any fifteen (15) consecutive trading days immediately prior to such date (“15-Day Average Price”) is greater than or equal to the corresponding Target Price set forth in the table above, provided that Chairman remains employed by the Company as of the applicable vesting date. Notwithstanding the foregoing, if a Qualifying Event (as defined below) is completed prior to the fourth anniversary of the date hereof, any remaining RSU’s granted under this Agreement shall immediately vest, provided that Chairman remains employed by the Company on the date such Qualifying Event is completed. Notwithstanding anything to the contrary in this Agreement, all RSU’s that have not vested on or before the fourth anniversary of the date hereof shall be forfeited and shall have no further effect.

For the purposes of this section, the occurrence of any of the following with Board and, if required by law, shareholder approval shall constitute a “Qualifying Event”: (x) the Company publicly discloses its intent to terminate its registration of the Common Stock under Section 12(g) of the Securities and Exchange Act of 1934 (the “Exchange Act”); (y) the Company shall have commenced a self-tender offer for not less than 33% of the Company’s shares of Common Stock outstanding immediately preceding such self-tender offer at an offer price at least equal to the 15-Day Average Price applicable on the date such offer price is determined by the Company’s Board of Directors; and (z) the Company shall have completed any other extraordinary transaction in which more than 15% of the Company’s current outstanding shares were issued as part of such transaction.

Any dividends paid in cash, securities or other property by the Company shall reduce the Target Price set forth in the above table by an amount equal to the value of such dividend.

(c) Reimbursement of Expenses. Company shall pay to or reimburse Chairman for all reasonable and ordinary out-of-pocket business, travel, promotional and similar expenditures incurred by Chairman.

(d) Deductions. Company shall deduct and withhold from all compensation payable to Chairman all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment or decree requiring such deduction and withholding. To the extent legally permissible, the Company shall not treat any fringe benefits or expense reimbursement as income to Chairman.

(e) Death. If the Chairman dies, his employment with the Company and this Agreement shall automatically terminate on the date of his death. The Chairman’s estate or personal representative shall be entitled to receive that portion of the Fee that the Chairman earned through and including the date of the Chairman’s death and any bonus earned prior to the date of the Chairman’s death that remains unpaid. All restricted stock and/or restricted stock units (or comparable forms of equity compensation, if any) held by the Chairman which, as of the date of the death of Chairman, are not then subject to any performance conditions for vesting, shall be fully vested and shall not be subject to any risk of forfeiture or repurchase as of the date of Chairman’s death.

(f) Disability. The Chairman shall be deemed “Permanently Disabled” when he has suffered any medically determinable physical or mental illness, injury or infirmity that prevents the Chairman from performing his responsibilities under this Agreement and which disability has lasted or that the Board in good faith has determined can be expected to last for a continuous period of not less than 120 calendar days. The Board has the discretion to determine whether the Chairman is disabled and that determination shall be binding and conclusive on the Chairman (and any guardians or representatives for him). If the Chairman becomes Permanently Disabled, the Company may terminate the Chairman’s employment with the Company as a result of the Permanent Disability by providing written notice to the Chairman thirty (30) calendar days prior to the Termination Date, or the Chairman may resign from his employment with the Company by providing written notice to the Company thirty (30) calendar days prior to the Resignation Date. In the event Chairman’s employment under this Agreement is terminated as a result of Chairman’s disability, or Chairman resigns from employment as a result of a Permanent Disability, the Chairman shall be entitled to receive that portion of the Fee that he earned through and including the Termination Date or Resignation Date, as applicable. All restricted stock and/or restricted stock units (or comparable forms of equity compensation, if any) held by the Chairman which, as of the date of the disability of Chairman, are not then subject to any performance conditions for vesting, shall be fully vested and shall not be subject to any risk of forfeiture or repurchase as of the date of Executive’s termination due to disability (as defined in this paragraph). Except as provided herein or required by applicable law, the Chairman shall not be entitled to any other compensation or benefits.

Section 4. Confidentiality. For purposes of this Section 4, the term “Company” shall include, in addition to the Company, its affiliates, subsidiaries and any of their respective predecessors, successors and assigns.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means any and all confidential, proprietary or other information, whether or not originated by the Chairman or the Company, which is in any way related to the past or present Company’s business and is either designated as confidential or not generally known by or available to the public. Confidential Information includes, but is not limited to (whether or not reduced to writing or designated as confidential) (i) information regarding the Company’s existing and potential customers and vendors; (ii) any contracts (including the existence and contents thereof and parties thereto) to which the Company is a party or is bound; (iii) information regarding products and services being purchased or leased by or provided to the Company; (iv) information received by the Company from third parties under an obligation of confidentiality, restricted disclosure or restricted use; (v) personnel and financial information of the Company; (vi) information with respect to the Company’s products, services, facilities, business methods, systems, trade secrets, technical know-how, and other intellectual property; and (vii) marketing and developmental plans and techniques, price and cost data, forecasts and forecast assumptions, and potential strategies of the Company.

(b) Non-Disclosure and Non-Use of Confidential Information. The Chairman acknowledges that the Confidential Information of the Company is a valuable, unique asset of the Company and the Chairman’s use or disclosure thereof could cause irreparable harm to the Company for which no remedy at law could be adequate. Accordingly, the Chairman agrees that he shall hold all Confidential Information of the Company in strict confidence and solely for the benefit of the Company, and that, except as necessary in the course of Chairman’s duties as an employee of the Company, he shall not, directly or indirectly, disclose or use or authorize any third party to disclose or use any Confidential Information. The Chairman shall follow all the Company policies and procedures to protect all Confidential Information and take any additional precautions necessary to preserve and protect the use or disclosure of any Confidential Information at all times.

(c) Ownership of Confidential Information. The Chairman acknowledges and agrees that all Confidential Information is and shall remain the exclusive property of the Company, whether or not prepared in whole or in part by the Chairman and whether or not disclosed to or entrusted to the custody of the Chairman. Upon the termination or resignation of his employment by the Company, or at any other time at the request of the Company, the Chairman shall promptly deliver to the Company all documents, tapes, disks, or other storage media and any other materials, and all copies thereof in whatever form, in the possession of the Chairman pertaining to the Company’s Business, including, but not limited to, any containing Confidential Information.

(d) Confidentiality Policy. The Chairman’s obligations under this Section 4 are in addition to those imposed by the Board’s Confidentiality Policy which the Chairman has executed.

(e) Survival. The Chairman’s obligations set forth in this Section 4, and the Company’s rights and remedies with respect hereto, shall indefinitely survive the termination of this Agreement and the Chairman’s employment by the Company, regardless of the reason therefor.

Section 5. Definitions. The following capitalized terms shall have, throughout this Agreement, the following meanings:

(a) “Resignation Date” shall mean the date specified in the Resignation Notice, or the actual date the Chairman terminates employment with the Company as the result of a resignation as provided in whichever occurs earlier.

(b) “Termination Date” shall mean the actual date the Chairman ceases to be employed with the Company as a result of action taken by the Company, and not as a result of Chairman’s resignation from employment.

Section 6. Judicial Modification and Severability. Chairman agrees that if a court of competent jurisdiction should determine that any phrase or provision in this Agreement is invalid or unenforceable as written for any reason, the court shall modify and enforce any such phrase or provision to the maximum extent reasonably necessary to protect the Company’s legitimate business interests, so long as the modification does not render the phrase or provision more restrictive with regard to Chairman than originally drafted. Chairman further agrees that if such modification of a phrase or provision that is invalid or unenforceable as written is legally impossible, the Court shall sever any such phrase or provision from this Agreement, and that the enforceability of all other provisions of this Agreement shall not be affected, but shall otherwise remain in full force and effect.

Section 7. Amendment. This Agreement may not be modified, amended, or waived in any manner except by a written instrument signed by both parties to this Agreement.

Section 8. Waiver. The waiver by any party of compliance by any other party with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by a party of a provision of this Agreement. Performance by any of the parties of any act not required of it under the terms and conditions of this Agreement shall not constitute a waiver of the limitations on its obligations under this Agreement, and no performance shall estop that party from asserting those limitations as to any further or future performance of its obligations.

Section 9. Governing Law and Forum. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Oregon, without regard to principles of conflict of laws of such State. Any action to enforce this Agreement shall be brought solely in the state or federal courts located in the City of Portland, Oregon.

Section 10. Notices. All notices required or desired to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered in person and receipted for by the party to whom the notice is directed; mailed by certified or registered United States mail postage prepaid, not later than the day upon which the notice is required to be given pursuant to this Agreement; or delivered by expedited courier, shipping prepaid or mailed to sender, on the next business day, after the date on which it is so sent, and addressed as follows:

If to the Company, to:	Board of Directors
Schmitt Industries, Inc.
2765 N.W. Nicolai Street
Portland, OR 97210

If to the Chairman, to:	Michael R. Zapata
2765 N.W. Nicolai Street Portland, OR 97210

Either party may, by giving written notice to the other party, change the address to which notice shall then be sent.

Section 11. Prior Agreements. This Agreement is a complete and total integration of the understanding of the parties related to the Chairman’s employment with the Company and supersedes all prior or contemporaneous negotiations, commitments, agreements, writings, and discussions with respect to the subject matter of this Agreement, except the Confidentiality Policy referenced in Section 4(d) hereof. This Agreement shall not be integrated nor supersede any commitments, agreements, writings, and discussions with respect to the Chairman’s prior service as a member of the Company’s Board of Directors.

Section 12. Headings. The headings of the sections of this Agreement are inserted solely for convenience of reference and shall not be deemed to affect the meaning or interpretation of this Agreement.

Section 13. Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same Agreement.

Section 14. Statutory and Common Law Duties. The duties the Chairman owes to the Company under this Agreement shall be deemed to include federal and state statutory and common law obligations of the Chairman, and do not in any way supersede or limit any of the obligations or duties the Chairman owes to the Company.

Section 15. Chairman Acknowledgments.

(a) The Chairman Has Read the Document. The Chairman acknowledges and agrees that he has carefully read this entire Agreement and has been given sufficient opportunity to discuss this Agreement with the Company before signing.

(b) The Chairman Has Had an Opportunity to Consult with Others. The Chairman acknowledges and agrees that he has been given an adequate opportunity to consult with his lawyer, accountant, tax advisor, spouse and other persons he deems appropriate concerning this Agreement and the terms and conditions hereof.

(c) Signing is Acceptance. By signing, the Chairman agrees to accept all of the terms and conditions of this Agreement and understands that the Company is relying upon the Chairman’s stated acceptance of such terms and conditions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

“COMPANY”		“CHAIRMAN”

SCHMITT INDUSTRIES, INC.

By:	/s/ Ann M. Ferguson	By:	/s/ Michael R. Zapata
	Chief Financial Officer and Treasurer		Michael R. Zapata